Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

BALLANTYNE ANNOUNCES CFO TRANSITION PLAN

- Kevin Herrmann to Assume CFO Role from Brad French, Effective November 15th;
Mr. French to Retire from Ballantyne in January Following Five-Month Transition Period -

OMAHA, Nebraska (September 12, 2006) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of motion picture projection, specialty lighting and digital cinema equipment and services, today announced that the Company’s Controller, Kevin Herrmann, 41, will assume the responsibilities of CFO, Corporate Secretary and Treasurer from Brad French on November 15, 2006.  Mr. French, who is retiring after serving as Ballantyne’s CFO for ten years, will remain with the Company until his formal retirement at the conclusion of his employment agreement which extends through January 23, 2007.

Mr. Herrmann has been with Ballantyne for over nine years, having first joined the Company as Controller in 1997.   Mr. Herrmann has played an instrumental role in the Company’s financial management and reporting, including his active participation in the Company’s ongoing regulatory filings.  Mr. Herrmann was also very involved with Ballantyne’s successful secondary offering in the late 1990s.

Prior to joining Ballantyne, Mr. Herrmann was a Certified Public Accountant (CPA) with Peat Marwick Mitchell & Co. (now KPMG International) for seven years, where as a manager he serviced public and private clients in the manufacturing, distribution and banking industries.   Mr. Herrmann is an honors graduate of the University of South Dakota with a degree in Business Administration.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “I speak for myself and the Board of Directors when I say that we are tremendously grateful to Brad for his innumerable contributions to Ballantyne over the years.  He has played a significant role in our success to date and through his financial management and discipline, has helped to substantially strengthen our balance sheet that now boasts in excess of $20 million in cash and little long-term debt.  We respect his decision to resign after sixteen years of service to Ballantyne and appreciate his willingness to ensure a very orderly transition over the next five months.  We wish Brad all the best in his retirement and future endeavors.”

Mr. Wilmers added, “Kevin is a very talented member of our management team and a natural and well qualified successor to Brad.  The Board is very confident that his experience and in-depth knowledge of our industry and our operations will support a seamless transition as we pursue the long-term growth opportunities we see in the roll-out, management and maintenance of digital projector technology.  In addition, we know that with his strong financial background and

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experience with public company reporting, Kevin will quickly become a valued liaison with the investment community.”

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, specialty lighting, specialty projection equipment and digital cinema equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world. For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.  Ballantyne assumes no obligation to publicly update or revise any forward-looking statements.

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CONTACT:
John Wilmers	David Collins, Ratula Roy
President & Chief Executive Officer	Jaffoni & Collins
402/453-4444	212/835-8500
btn@jcir.com